Exhibit 99.1

Overseas Shipholding Group Declares Dividend

Tampa, FL – March 14, 2024 - Overseas Shipholding Group, Inc. (NYSE: OSG) (the “Company” or “OSG”) announced today that its Board of Directors has declared a cash dividend of $0.06 per share on its Class A Common Stock. The dividend will be paid on April 11, 2024 to stockholders of record at the close of business on March 28, 2024.

Sam Norton, OSG’s President and CEO, commenting on the dividend declaration, stated, “After carefully considering the Company’s capital position, I am pleased that our Board has declared another dividend on the heels of our earnings release, which highlighted our Company’s strong financial condition. The dividend aligns with our commitment to return value to our shareholders while still maintaining flexibility to pursue opportunities for growth in future business endeavors and to reduce debt exposure.” Mr. Norton added, “The Board of Directors intends to continue to consider future dividends and other possible uses for our excess cash on an ongoing basis.”

About Overseas Shipholding Group, Inc.

Overseas Shipholding Group, Inc. is a publicly traded company providing liquid bulk transportation services for crude oil and petroleum products in the U.S. Flag markets. OSG’s U.S. Flag fleet consists of Suezmax crude oil tankers, conventional and lightering ATBs, shuttle and conventional MR tankers, and non-Jones Act MR tankers that participate in the U.S. Tanker Security Program.

Headquartered in Tampa, Florida, OSG is committed to setting high standards of excellence for its quality, safety, and environmental programs and is recognized as one of the world’s most customer-focused marine transportation companies. More information is available at www.osg.com.

Investor Relations & Media Contact:

Susan Allan, Overseas Shipholding Group, Inc.

(813) 209-0620

sallan@osg.com

Source: Overseas Shipholding Group, Inc.